EX99.1

TRADED: NYSE (IEX)

For further information, contact:

Heath Mitts
Senior Vice President-Chief Financial Officer
847.498.7070

Wednesday, July 15, 2015

IDEX CORPORATION NAMES ERIC ASHLEMAN
AS CHIEF OPERATING OFFICER

Lake Forest, IL, July 15 2015 - IDEX CORPORATION (NYSE: IEX) today announced the promotion of Eric Ashleman to the position of Senior Vice President and Chief Operating Officer, effective immediately. Mr. Ashleman will continue to report to Andrew Silvernail, IDEX Chairman and Chief Executive Officer. Mr. Ashleman will be responsible for the operations of all IDEX business units.

Mr. Ashleman joined IDEX Corporation in March 2008 and most recently held the position of Senior Vice President and Group Executive, leading two of the company’s business segments-Health & Science Technologies and Fire & Safety/Diversified Products-comprising more than half the company’s annual revenue. His experience prior to joining IDEX Corporation included positions of increasing management responsibility at AlliedSignal, Honeywell, and Danaher Corporation. Mr. Ashleman holds a BA and MBA from the University of Michigan.

“Eric Ashleman is an outstanding executive, who has demonstrated great operational leadership over numerous IDEX businesses for the past seven years.” said Mr. Silvernail. “Eric has been instrumental in developing the IDEX operating model and building a strong leadership bench, while delivering exceptional results. Eric’s appointment is another step in the evolution of IDEX and it will allow me to focus on accelerating growth, while ensuring a robust and consistent operating cadence.”

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.